SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[ X ] Soliciting Material Pursuant to 14a-12


                           EXTENDED STAY AMERICA, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1. Title of each class of securities to which transaction applies:


         -----------------------------------------------------------------------
      2. Aggregate number of securities to which transaction applies:


         -----------------------------------------------------------------------
      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         -----------------------------------------------------------------------
      4. Proposed maximum aggregate value of transaction:


         -----------------------------------------------------------------------
      5. Total fee paid:


         -----------------------------------------------------------------------


[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1. Amount Previously Paid:
                                ------------------------------------------------

      2. Form Schedule or Registration Statement No.:
                                                     ---------------------------

      3. Filing Party:
                      ----------------------------------------------------------

      4. Date Filed:
                    ------------------------------------------------------------

THIS FILING CONSISTS OF A QUESTION AND ANSWER SHEET PREPARED BY MANAGEMENT FOR INTERNAL PURPOSES.

                              Transaction Q&A Sheet


Question: Why does the Board of Directors believe that it is an appropriate time to sell the Company, particularly given the impending economic recovery and the positive effect that should have on the lodging industry?

Answer: While Extended Stay America ("ESA" or the "Company") is excited about its future business prospects, the all-cash offer of $19.625 per share represents a 24.1% premium to the Company's closing price prior to the announcement and a 20.4% premium to ESA's high closing price over the last 12 months. As a fiduciary to its stockholders, the Board of Directors believes that the cash offer and implied premium are in the best interests of its stockholders, particularly at a time when most lodging companies, including ESA, are trading at or near their 52-week highs and at or near all-time high trading multiples. Upon closing the transaction, the Company will have delivered total returns to its long-term stockholders who bought into the IPO of 204%, which is particularly impressive given the recession and impact of the events of 9/11 on the lodging industry.

Question:  Who is the buyer?

Answer: Affiliates of The Blackstone Group. Blackstone is a leading investor in the lodging industry and is highly experienced in completing large acquisitions of this kind.

Question:  When do you anticipate closing?

Answer: We hope to close the transaction during the second quarter of 2004. Both ESA and Blackstone want to close the transaction as quickly as possible.

Question:  What could prevent the transaction from closing?

Answer: The merger agreement contains limited, customary closing conditions including stockholder approval. Blackstone does not have a financing contingency, although there is a limited condition based on severe market disruption events. For more details, please refer to the merger agreement which was filed with the SEC under cover of a Current Report on Form 8-K on March 8, 2004.

Question:  What percentage of stockholders must approve the transaction?

Answer: The transaction requires approval by a majority of the outstanding common shares of the Company.

Question:  Does the transaction require antitrust filings and approval?

Answer: No. This transaction does not require any Hart-Scott-Rodino antitrust filings or approvals.

Question:  What are the details of Blackstone's financing?

Answer: Blackstone has secured a financing commitment from Bear Stearns and Bank of America for $2.662 billion. It is important to note that there is no financing contingency in the merger agreement, although there is a limited condition based on severe market disruption events. For more details, please refer to the merger agreement which was filed with the SEC under cover of a Current Report on Form 8-K on March 8, 2004.

Question:  What will happen to ESA's existing debt?

Answer: ESA's senior credit facilities will be repaid at closing. The merger agreement contemplates tender offers and consent solicitations for the Company's existing senior subordinated notes prior to closing. Such tender offers and consent solicitations have not been commenced, and will only be made through the appropriate documentation which will be distributed to noteholders.

Question:  Will the Company pay any dividends to shareholders prior to closing?

Answer: ESA will continue to pay its regular quarterly dividends of $0.04 per share until closing.

Question:  What is the termination fee?

Answer: Under certain circumstances, the Company would be required to pay Blackstone up to $50,000,000 as a termination fee and for expense reimbursement. Additionally, Blackstone would be required to pay ESA $50,000,000 if the transaction was not consummated due to certain other circumstances. For more details, please refer to the merger agreement which was filed with the SEC under cover of a Current Report on Form 8-K on March 8, 2004.

Question:  Are there any voting agreements in place?

Answer: H. Wayne Huizenga, our Chairman, and an affiliated entity have entered into a voting agreement to vote 9,179,910 shares, representing approximately 9.4% of the Company's outstanding shares, in favor of the merger. For more details, please refer to an amendment to Mr. Huizenga's Schedule 13D filed with the SEC on March 9, 2004, which includes a copy of the voting agreement.

Question:  Did ESA entertain competing offers for the Company?

Answer: ESA took all actions that it deemed appropriate to both ensure that stockholders are getting the best price, while also not risking losing the offer from Blackstone. This included negotiating the right to respond to any unsolicited offers once the agreement was signed, and negotiating a reasonable and customary termination fee. Details of the circumstances leading up to the transaction will be described in the Company's proxy statement, which will be mailed to stockholders prior to the stockholders' meeting.

Question: Will there be significant changes to the Company's operations post-closing?

Answer: Transition plans between Blackstone and ESA are currently underway. While there will likely be some changes in staffing, the parties anticipate that the Company's headquarters will be maintained in Spartanburg, SC, and that members of ESA's existing management team and employees will play a significant role in the management of the Company going forward. Homestead Studio Suites, another Blackstone holding which currently owns and operates 132 extended stay hotels, will oversee management of the ESA hotel portfolio. There are currently no plans to re-brand the ESA properties.

Question: Will the Company continue with its current real estate development plans?

Answer: ESA will finish work on the ten hotels currently under construction. Additional development will be reviewed with Blackstone.

Question:  What is the net asset value of the Company?

Answer: We do not calculate such a number, but we believe that the offer price represents a premium to where the individual assets of the Company would trade in the private market.

Question: Will the Company's management team receive severance payments in conjunction with this transaction?

Answer: ESA has put in place reasonable and customary severance arrangements for its executives and employees. Details of the arrangements will be available in ESA's proxy statement, which will be mailed to stockholders prior to the stockholders' meeting.

                                      * * *

          In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission's web site at www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company,
Attention: Corry Oakes, 100 Dunbar Street, Spartanburg, SC 29306, Telephone:
(864) 573-1615.

          The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Company's participants in the solicitation is set forth in the Company's proxy statements and Annual Reports on Form 10-K, as well as the Company's Current Report on From 8-K filed on January 28, 2004 and Current Report on From 8-K filed on June 30, 2003, in each case previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.